The Taiwan Fund, Inc.
File Number 811-4893
CIK Number 0000804123
Item 77 C


Results of Annual Stockholder Meeting Voting Held January 22, 2007

1. Election of Directors  The stockholders of the Fund elected Shao
   Yu Wang, Benny T. Hu, Harvey Chang, Christina Liu, Joe O. Rogers, Blair Pickerell, M. Christopher Canavan, Jr. and Anthony Kai Yiu Lo to the Board of Directors to hold office until their successors are elected and qualified.

                                    For                     Withheld
         Shao-Yo Wang               6,604,303               1,882,889
         Benny T. Hu                6,609,787               1,877,405
         Harvey Chang               8,370,736                 116,456
         Christina Liu              7,982,934                 504,258
         Joe O. Rogers              6,618,922               1,868,270
         Blair Pickerell            6,610,897               1,876,295
         M. Christopher Canavan Jr. 8,380,596                 106,596
         Anthony Kai Yiu Lo         7,982,337                 504,855